Exhibit 99.1

THE SHERWIN-WILLIAMS COMPANY

2025 EQUITY AND INCENTIVE COMPENSATION PLAN

1.

Purpose. The purpose of this Plan is to promote the success of the Company by permitting grants of awards to non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain consultants to the Company and its Subsidiaries, to attract, retain, and reward such persons for service and/or performance, and to enhance alignment of the interests of such persons with those of the Company’s shareholders.

2.	Definitions. As used in this Plan:

(a)	“Appreciation Right” means a right granted pursuant to Section 5 of this Plan.

(b)	“Assumed” has the meaning provided in Section 12 of this Plan.

(c)

“Award Agreement” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of an award granted under this Plan. An Award Agreement may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(d)	“Base Pay” has the meaning provided in Section 12 of this Plan.

(e)	“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(f)	“Beneficial Owner” has the meaning provided in Rule 13d-3 of the Exchange Act.

(g)	“Board” means the Board of Directors of the Company.

(h)	“Business Transaction” has the meaning provided in Section 12 of this Plan.

(i)	“Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(j)	“Cause” has the meaning provided in Section 12 of this Plan.

(k)	“Change of Control” has the meaning provided in Section 12 of this Plan.

(l)	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, as such law and regulations may be amended from time to time.

(m)

“Committee” means the Compensation and Management Development Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board or the Compensation and Management Development Committee to administer this Plan pursuant to Section 10 of this Plan.

(n)

“Common Stock” means the common stock, par value $0.33-1/3 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(o)	“Company” means The Sherwin-Williams Company, an Ohio corporation, and its successors.

(p)

“Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(q)	“Director” means a member of the Board.

(r)	“Effective Date” means the date this Plan is approved by the Shareholders.

(s)	“Employee Benefits” has the meaning provided in Section 12 of this Plan.

(t)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(u)	“Executive Clawback Policy” means The Sherwin-Williams Company Section 16 Executive Officer Clawback Policy (as may be amended and restated from time to time).

(v)	“Good Reason” has the meaning provided in Section 12 of this Plan.

(w)	“Incentive Pay” has the meaning provided in Section 12 of this Plan.

(x)	“Incentive Stock Option” means an Option Right that is designated as, and intended to qualify as, an “incentive stock option” under Section 422 of the Code or any successor provision.

(y)	“Incumbent Directors” has the meaning provided in Section 12 of this Plan.

(z)	“Key Employee Clawback Policy” means The Sherwin-Williams Company Key Employee Clawback Policy (as may be amended and restated from time to time).

(aa)

“Market Value per Share” means, as of any particular date, the average of the highest and lowest reported sales prices of a share of Common Stock during normal trading hours as reported for that date on the New York Stock Exchange or, if the shares of Common Stock are not then listed on the New York Stock Exchange, on any other national securities exchange on which the shares of Common Stock are listed, or if there are no sales on such date, on the next preceding trading day during which sales occurred. If there is no regular public trading market for the shares of Common Stock, then the Market Value per Share will be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Award Agreement and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(ab)	“Non-Qualified Stock Option” means an Option Right that is not designated as, and not intended to qualify as, an “incentive stock option” under Section 422 of the Code or any successor provision.

(ac)	“Optionee” means the optionee named in an Award Agreement evidencing an outstanding Option Right.

(ad)	“Option Price” means the purchase price payable on exercise of an Option Right.

(ae)	“Option Right” means the right to purchase shares of Common Stock upon exercise of an award granted pursuant to Section 4 of this Plan.

(af)	“Other Awards” has the meaning provided in Section 9 of this Plan.

(ag)

“Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) a non-employee Director, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, (ii) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, or (iii) a person, including a consultant, who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”).

(ah)

“Performance Objectives” means the performance objective or objectives established pursuant to this Plan with respect to grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may in its discretion modify such Performance Objectives or the goals or actual levels of achievement regarding the Performance Objectives, in whole or in part, as the Committee deems appropriate and equitable. A non-exhaustive list of the potential Performance Objectives that may be used for awards under this Plan includes the following: appreciation in value of shares; shareholder return (including, without limitation, total shareholder return and absolute shareholder return); earnings per share; book value per share; operating income; net income; earnings (including, without limitation, pretax earnings, retained earnings, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization); pro forma net income; return on equity; return on assets (including, without limitation, designated assets); return on net assets employed; return on capital; return on sales; sales; sales per dollar of assets; sales per employee; economic value added; revenues; expenses; cash flow (including, without limitation, operating cash flow and free cash flow); cash flow return on investment; operating profit margin or net profit margin; cost of capital; cost reductions; debt reduction; debt leverage; total debt to capitalization; facilities open; gallon growth; interest coverage; inventory management; productivity improvement; profit after or before tax; reduction of fixed costs; working capital; enterprise value; asset management; environmental, health and/or safety goals; regulatory achievements; recruiting or maintaining personnel; customer growth; research and development achievements; strategic sustainability metrics; accomplishment of, or goals related to, mergers, acquisitions, dispositions, public offerings, or similar business transactions; achievement of business or operational goals such as business development and/or customer objectives; manufacturing achievements; joint venture or other similar arrangements; any other goals established by the Committee; or any one or more, or a combination of, performance objectives. Performance Objectives may relate to the Company or any Subsidiary, including, without limitation, any business unit, segment, division, department, or function within the Company or any Subsidiary, or any combination thereof. Performance Objectives may be expressed in absolute amounts, on a per share basis, relative to one or more of the other performance objectives, as a rate or change from preceding periods, or as compared to the performance of specified companies or a published or a special index or other external measure, including, but not limited to, the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Dow Jones Industrial Average Index.

The Committee may also specify that the Performance Objectives on which an award is based may include adjustments to include or exclude the effects of certain events, including, but not limited to, any of the following: the impairment of tangible or intangible assets; asset write-downs; litigation or claim judgments or settlements; acquisitions or divestitures; gains or losses on the sale of assets; severance, contract termination and other costs relating to certain business activities; gains or losses from the disposition of businesses or assets or from the early extinguishment of debt; foreign exchange gains and/or losses; changes in tax law, accounting principles, accounting estimates or other such laws or provisions affecting reported results; changes in regulations that directly impact the business; the effect of any statements issued by the Financial Accounting Standards Board or its committees or rules and regulations adopted by the Securities and Exchange Commission; business combinations, reorganizations and/or restructuring programs, including, but not limited to reductions in force and early retirement incentives; currency fluctuations; any unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and/or notes thereto appearing in the Company’s annual report for the applicable period; and expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and loan loss provisions.

(ai)

“Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Performance Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(aj)	“Performance Share” means an award made pursuant to Section 8 of this Plan, denominated in shares of Common Stock, and subject to the achievement of the applicable Performance Objectives.

(ak)	“Performance Unit” means an award made pursuant to Section 8 of this Plan, denominated in cash, and subject to the achievement of the applicable Performance Objectives.

(al)	“Person” has the meaning provided in Section 12 of this Plan.

(am)	“Plan” means The Sherwin-Williams Company 2025 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time.

(an)	“Post-CIC Period” has the meaning provided in Section 12 of this Plan.

(ao)

“Restricted Stock” means shares of Common Stock granted or sold pursuant to Section 6 of this Plan that are subject to restrictions on transfer, forfeiture conditions, or other restrictions or limitations.

(ap)

“Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive shares of Common Stock, cash or a combination thereof at the end of the applicable Restriction Period.

(aq)	“Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(ar)	“Shareholder” means an individual or entity that owns one or more shares of Common Stock.

(as)	“Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.

(at)

“Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.

(au)

“Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.

(av)	“Voting Stock” has the meaning provided in Section 12 of this Plan.

(aw)	“409A Change in Control” has the meaning provided in Section 17 of this Plan.

3.	Shares Available Under this Plan and Limitations.

(a)

Maximum Shares Available Under this Plan. Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of shares of Common Stock available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents paid with respect to awards under this Plan, will not exceed in the aggregate 22,000,000 shares of Common Stock, minus the number of shares relating to awards granted under The Sherwin-Williams Company 2006 Equity and Performance Incentive Plan (Amended and Restated as of October 13 , 2023) and The Sherwin-Williams Company 2006 Stock Plan for Nonemployee Directors (Amended and Restated as of April 20, 2016), if any, that are granted between February 19, 2025 and the Effective Date (with such number of shares being deducted in accordance with the next paragraph of this Section 3(a)). The source of shares to be delivered by the Company upon exercise or payment of any award may consist, in whole or in part, of authorized but unissued shares or treasury shares or a combination of the foregoing.

Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of shares of Common Stock available under this Section 3(a) will be reduced by one share of Common Stock for every one share of Common Stock subject to an Option Right or Appreciation Right granted under this Plan and will be reduced by three shares of Common Stock for every one share of Common Stock subject to an award other than an Option Right or Appreciation Right granted under this Plan.

(b)	Share Counting Rules.

(i)

Except as provided in Section 22 of this Plan or in this Section 3(b), if any award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available for awards under Section 3(a) above.

(ii)

Notwithstanding anything to the contrary contained in this Plan: (A) shares of Common Stock withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a) of this Plan; (B) shares of Common Stock withheld by the Company, tendered or otherwise used to satisfy tax withholding will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a) of this Plan; (C) shares of Common Stock subject to a stock-settled Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added back to the aggregate number of shares of Common Stock available under Section 3(a) of this Plan; and (D) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a) of this Plan.

(iii)

If, under this Plan, a Participant has elected to give up the right to receive cash compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate limit under Section 3(a) of this Plan.

(iv)

Any shares of Common Stock granted under this Plan that again become available for issuance pursuant to this Section 3(b) will be added back to the aggregate plan limit of this Plan in the same manner that such shares were originally deducted from the aggregate plan limit of this Plan.

(c)

Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 20,000,000 shares of Common Stock.

(d)

Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year be granted aggregate compensation, in the form of cash and/or equity, for such service having an aggregate maximum value (measured as of the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $750,000.

(e)

Minimum Vesting/Performance Period Requirement. Notwithstanding any other provision of this Plan (outside of this Section 3(e)) to the contrary, awards granted under this Plan (other than cash-based awards) will either be subject to a minimum vesting or minimum performance period of one year; provided, that the following awards will not be subject to the foregoing minimum vesting or minimum performance period requirement: any (i) awards granted in connection with awards that are assumed, converted or substituted pursuant to Section 22(a) of this Plan; (ii) shares of Common Stock delivered in lieu of fully vested cash obligations; (iii) awards to non-employee Directors that vest on the earlier of the one-year anniversary of the applicable Date of Grant and the next annual meeting of Shareholders that is at least 50 weeks after the immediately preceding year’s annual meeting of Shareholders; and (iv) additional awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 3(a) of this Plan (subject to adjustment under Section 11 of this Plan). Nothing in this Section 3(e) or otherwise in this Plan, however, will preclude the Committee, in its sole discretion, from (x) providing for continued vesting or accelerated vesting for any award under this Plan upon certain events, including, without limitation, in connection with or following a Participant’s death, disability, retirement, or termination of service or a Change of Control, or (y) exercising its authority under Section 18(c) at any time following the grant of an award.

4.

Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant will be evidenced by an Award Agreement and subject to the Plan, the Award Agreement, such other provisions as approved by the Committee consistent with the Plan, and the following terms and requirements:

(a)	General. Each grant will specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b)

Option Price. The Option Price per share of Common Stock will be specified in the Award Agreement, which Option Price (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c)

Payment of Option Price. The Award Agreement will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of shares of Common Stock owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the Company’s withholding of shares of Common Stock otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the shares of Common Stock so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d)

Deferred Payment of Option Price. To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares of Common Stock to which such exercise relates.

(e)

Vesting. Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest. Option Rights may provide for continued vesting or the earlier vesting of such Option Rights, including, without limitation, in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change of Control.

(f)	Performance Objectives. Any grant of Option Rights may specify Performance Objectives regarding the vesting of such rights.

(g)

Type. Option Rights granted under this Plan may be (i) Incentive Stock Options (ii) Non-Qualified Stock Options, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(h)

Term. No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Award Agreement for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.

(i)	No Dividends or Dividend Equivalents. Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

5.

Appreciation Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

(a)

Number of Shares. Each grant of Appreciation Rights will be evidenced by an Award Agreement and subject to the Plan, the Award Agreement, such other provisions as approved by the Committee consistent with the Plan, and the following terms and requirements:

(i)	Form of Payment. Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, shares of Common Stock or any combination thereof.

(ii)

Vesting. Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest. Appreciation Rights may provide for continued vesting or the earlier vesting of such Appreciation Rights, including, without limitation, in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change of Control.

(iii)	Performance Objectives. Any grant of Appreciation Rights may specify Performance Objectives regarding the vesting of such Appreciation Rights.

(iv)	No Dividend or Dividend Equivalents. Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(b)	Also, regarding Appreciation Rights:

(i)

Base Price. Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and

(ii)

Term. No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Award Agreement for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.

6.

Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale will be evidenced by an Award Agreement and subject to the Plan, the Award Agreement, such other provisions as approved by the Committee consistent with the Plan, and the following terms and requirements:

(a)

Ownership Rights. Each such grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights (subject to Section 6(f) of this Plan), but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.

(b)

Consideration. Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)

Restrictions. Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Performance Objectives referred to in Section 6(d) of this Plan.

(d)	Performance Objectives. Any grant of Restricted Stock may specify Performance Objectives regarding the vesting of such Restricted Stock.

(e)

Vesting. Notwithstanding anything to the contrary contained in this Plan, Restricted Stock may provide for continued vesting or the earlier vesting of such Restricted Stock, including, without limitation, in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change of Control.

(f)

Dividends and Distributions. Any such grant or sale of Restricted Stock may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Stock will be deferred until, and paid contingent upon, the vesting of such Restricted Stock.

(g)

Form of Restricted Stock. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.

7.

Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock Units to Participants. Each such grant or sale will be evidenced by an Award Agreement and subject to the Plan, the Award Agreement, such other provisions as approved by the Committee consistent with the Plan, and the following terms and requirements:

(a)

Form of Payment. Each such grant or sale will constitute the agreement by the Company to deliver shares of Common Stock or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Performance Objectives) during the Restriction Period as the Committee may specify.

(b)

Consideration. Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)

Vesting. Notwithstanding anything to the contrary contained in this Plan, Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including, without limitation, in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change of Control.

(d)

Ownership Rights/Dividend Equivalents and Distributions. During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the shares of Common Stock deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on shares of Common Stock underlying Restricted Stock Units will be deferred until, and paid contingent upon, the vesting of such Restricted Stock Units.

(e)	Time and Manner of Payment. Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned.

8.

Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant will be evidenced by an Award Agreement and subject to the Plan, the Award Agreement, such other provisions as approved by the Committee consistent with the Plan, and the following terms and requirements:

(a)

Number and Type of Award. Each grant will specify the number or amount of Performance Shares or Performance Units, or cash amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

(b)

Performance Period/Vesting. The Performance Period with respect to each grant of a Cash Incentive Award, Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification, including, without limitation, in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change of Control.

(c)	Performance Objectives. Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Performance Objectives regarding the earning of the award.

(d)

Form of Payment. Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in shares of Common Stock, in Restricted Stock or Restricted Stock Units or in any combination thereof.

(e)

Dividend Equivalents. The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional shares of Common Stock, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.

9.

Other Awards. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant of Other Awards. Each such grant of an Other Award will be evidenced by an Award Agreement and subject to the Plan, the Award Agreement, such other provisions as approved by the Committee consistent with the Plan, and the following terms and requirements.

(a)

General. Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of shares of Common Stock or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Shares of Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, and paid for at such time, by such methods, and in such forms, including, without limitation, cash, shares of Common Stock, other awards, notes or other property, as the Committee determines.

(b)	Cash Awards. Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.

(c)

Bonus and Other Obligations. The Committee may authorize the grant of shares of Common Stock as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d)

Dividends and Dividend Equivalents. The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on shares of Common Stock underlying awards granted under this Section 9 will be deferred until, and paid contingent upon, the earning and vesting of such awards.

(e)

Vesting. Notwithstanding anything to the contrary contained in this Plan, awards under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including, without limitation, in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change of Control.

10.	Administration of this Plan.

(a)

Administration. This Plan will be administered by the Committee; provided, however, that, at the discretion of the Board, this Plan may be administered by the Board, including with respect to the administration of any responsibilities and duties held by the Committee hereunder.

(b)

Interpretation of the Plan. The interpretation and construction by the Committee of any provision of this Plan or of any Award Agreement (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee will be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c)	Delegation of Authority.

To the extent permitted by law, the Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof, to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such delegate. The Committee may delegate such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. To the extent permitted by law, and in compliance with any applicable legal requirements, the Committee may, by resolution, authorize one or more officers of the Company (in their capacity as officers of the Company) to authorize the granting or sale of awards under this Plan on the same basis as the Committee; provided, however, that (i) the Committee will not delegate such authority to any such officer(s) for awards granted to such officer(s) or any employee who is an officer (for purposes of Section 16 of the Exchange Act), Director, or more than 10% Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined in accordance with Section 16 of the Exchange Act; (ii) the resolution providing for such authorization to officer(s) will set forth the maximum number of shares of Common Stock such officer(s) may grant, the terms on which any shares relating to awards may be issued, offered, or sold, and the terms of any Option Rights or Appreciation Rights; and (iii) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

11.

Award Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of shares of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of shares of Common Stock covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change of Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change of Control, the Committee may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the number of shares of Common Stock specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

12.	Change of Control. Notwithstanding anything to the contrary in this Plan, the following provisions will apply in connection with a Change of Control (as defined in Section 12(c) of this Plan):

(a)	Awards Assumed by Successor.

(i)

Upon the occurrence of a Change of Control, any awards made under this Plan that are Assumed (as defined in Section 12(a)(v) of this Plan) by the entity effecting the Change of Control will continue to vest and become exercisable in accordance with the terms of the original grant unless, during the two-year period commencing on the date of the Change of Control (“Post-CIC Period”):

(A)	the Participant is involuntarily terminated for reasons other than for Cause (as defined in Section 12(a)(iii) of this Plan); or

(B)	the Participant terminates his or her employment for Good Reason (as defined in Section 12(a)(iv) of this Plan).

(ii)

If a Participant’s employment is terminated as described in Section 12(a)(i) of this Plan, any outstanding Option Rights and Appreciation Rights will become fully vested and exercisable, any restrictions that apply to awards made pursuant to this Plan will lapse, and all other awards will immediately be earned or vest and will become immediately payable in accordance with their terms on the date of termination; provided, that any Participant who terminates his or her employment for Good Reason must:

(A)

provide the Company with a written notice of his or her intent to terminate employment for Good Reason within 60 days after the Participant becomes aware of the circumstances giving rise to Good Reason; and

(B)	allow the Company 10 calendar days to remedy such circumstances to the extent curable.

(iii)	The payments contemplated by Section 12(a)(ii) of this Plan will be made at the time specified in the Award Agreement.

(iv)	Solely for purposes of this Section 12(a), “Cause” means that the Participant has:

(A)

been convicted of a criminal violation involving, in each case, fraud, embezzlement or theft in connection with Participant’s duties or in the course of Participant’s employment with the Company or any subsidiary;

(B)	committed intentional wrongful damage to property of the Company or any Subsidiary; or

(C)	committed intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary;

and any such act has been demonstrably and materially harmful to the Company. For purposes of this Plan, no act or failure to act on the part of Participant will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by Participant not in good faith and without reasonable belief that Participant’s action or omission was in the best interest of the Company.

(v)	Solely for purposes of this Section 12(a), “Good Reason” means the occurrence, during the Post-CIC Period, of any of the following events without the Participant’s written consent:

(A)

failure to elect or re-elect or otherwise to maintain Participant in the office or the position, or a substantially equivalent or better office or position, of or with the Company and/or a Subsidiary (or any successor thereto by operation of law or otherwise), as the case may be, which Participant held immediately prior to a Change of Control, or the removal of Participant as a Director of the Company and/or a Subsidiary (or any successor thereto) if Participant was a Director of the Company and/or a Subsidiary immediately prior to the Change of Control;

(B)

failure of the Company to remedy any of the following within 10 calendar days after receipt by the Company of written notice thereof from Participant: (1) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any Subsidiary which Participant held immediately prior to the Change of Control, (2) a reduction in Participant’s Base Pay received from the Company and any Subsidiary, (3) a reduction in Participant’s Incentive Pay opportunity as compared with the Incentive Pay opportunity most recently paid prior to the Change of Control, or (4) the termination or denial of Participant’s rights to Employee Benefits or a reduction in the scope or value thereof;

(C)

the liquidation, dissolution, merger, consolidation or reorganization of the Company or the transfer of all or substantially all of its business and/or assets, unless the successor (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (by operation of law or otherwise) assumed all duties and obligations of the Company hereunder; or

(D)

the Company requires Participant to have Participant’s principal location of work changed to any location that is in excess of 30 miles from the location thereof immediately prior to the Change of Control, or requires Participant to travel away from Participant’s office in the course of discharging Participant’s responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Participant in any of the three full years immediately prior to the Change of Control.

(E)	Definitions. As used in this Section 12(a),

(1)	“Base Pay” means Participant’s annual base salary rate as in effect from time to time.

(2)

“Incentive Pay” means an annual bonus, incentive or other payment of compensation, in addition to Base Pay, made or to be made in regard to services rendered in any year pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company or a Subsidiary, or any successor thereto. “Incentive Pay” does not include any stock option, stock appreciation, stock purchase, restricted stock, private equity, long-term incentive or similar plan, program, arrangement or grant, whether or not provided under a plan, program or arrangement described in the preceding sentence.

(3)

“Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which the Participant is entitled to participate, including without limitation any stock option, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or a Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company or a Subsidiary, providing benefits and service credit for benefits at least as great in the aggregate as are payable thereunder immediately prior to a Change of Control.

(vi)	For purposes of this Section 12(a), an award will be considered assumed (“Assumed”) if each of the following conditions are met:

(A)

Option Rights, Appreciation Rights and other awards made pursuant to Section 9 of this Plan (to the extent such other awards are payable in cash and not subject to Performance Objectives) are converted into replacement awards of the same type as the original award in a manner that complies with Section 409A of the Code;

(B)

Restricted Stock Unit and Restricted Stock awards that are not subject to Performance Objectives are converted into replacement awards of the same type as the original award covering a number of shares of the entity effecting the Change of Control (or a successor or parent corporation), as determined in a manner substantially similar to the treatment of an equal number of shares of Common Stock covered by the awards; provided, that to the extent that any portion of the consideration received by holders of shares of Common Stock in the Change of Control transaction is not in the form of the common stock of such entity (or a successor or parent corporation), the number of shares covered by the replacement awards will be based on the average of the high and low selling prices of the common stock of such entity (or a successor or parent corporation) on the established stock exchange on the trading day immediately preceding the date of the Change of Control;

(C)

Performance Shares, Performance Units and all other awards subject to Performance Objectives are converted into replacement awards which have a value at least equal to the value of the original award, which replacement award shall be an award of service-based Restricted Stock Units. The number of shares of the entity effecting the Change of Control (or a successor or parent corporation) covered by the replacement award shall be determined in a manner consistent with Section 12(a)(vi)(B) of this Plan with respect to that number of shares of the Company which would have been earned and vested in accordance with the terms of the original award as if the greater of (x) target performance of the applicable Performance Objectives had been achieved and (y) projected actual performance (as determined by the Committee) of the applicable Performance Objectives had been achieved;

(D)

the replacement awards contain provisions for scheduled vesting and treatment on termination of employment (including the definition of Cause and Good Reason) that are no less favorable to the Participant than the underlying awards being replaced, and all other terms of the replacement awards (other than the security, number of shares represented by the replacement awards and any Performance Objectives) are substantially similar to, or more favorable to the Participant than, the terms of the underlying awards;

(E)	the security represented by the replacement awards, if any, is of a class that is publicly held and widely traded on an established stock exchange; and

(F)

if the Participant is subject to U.S. federal income tax under the Code, the tax consequences of the replacement award to the Participant under the Code are not less favorable to the Participant than the tax consequences of the original award.

(b)	Awards Not Assumed by Successor.

(i)

Upon the occurrence of a Change of Control, any awards made under this Plan that are not Assumed by the entity effecting the Change of Control will become fully vested and exercisable on the date of the Change of Control or will immediately vest and become immediately payable in accordance with their terms, and in the case of awards subject to Performance Objectives, as if the greater of (x) target performance of the applicable Performance Objectives had been achieved as of the date of the Change of Control and (y) projected actual performance (as determined by the Committee) of the applicable Performance Objectives had been achieved as of the date of the Change of Control, and any restrictions that apply to such awards will lapse.

(ii)

For each Option Right and Appreciation Right, the Participant will receive a payment equal to the difference between the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) received by holders of Common Stock in the Change of Control transaction and the exercise price of the applicable Option Right or Appreciation Right, if such difference is positive. Such payment will be made in the same form as the consideration received by holders of Common Stock. Any Option Rights or Appreciation Rights with an exercise price that is higher than the per share consideration received by holders of Common Stock in connection with the Change of Control will be cancelled for no additional consideration.

(iii)

The Participant will receive the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) that such Participant would have received in the Change of Control transaction had he or she been, immediately prior to such transaction, a holder of the number of shares of Common Stock equal to the number of Restricted Stock Units and/or shares of Restricted Stock covered by the award and the number of shares of Common Stock payable under Section 12(b)(i) of this Plan for awards subject to Performance Objectives.

(iv)

The payments contemplated by Sections 12(b)(ii) and 12(b)(iii) of this Plan will be made at the same time as consideration is paid to the holders of the Common Stock in connection with the Change of Control.

(v)

Notwithstanding anything to the contrary in this Plan, if the Change of Control does not constitute a 409A Change in Control and the payment or benefit constitutes a deferral of compensation under Section 409A of the Code, then to the extent necessary to comply with Section 409A of the Code payment or delivery will be made on the date of payment or delivery originally provided for such payment or benefit.

(c)	“Change of Control” means, except as otherwise provided in an Award Agreement, the occurrence of any of the following events:

(i)

any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) is or becomes the Beneficial Owner of 30% or more of the combined Voting Power of the then-outstanding Voting Stock of the Company; provided, however, that:

(A)

for purposes of this Section 12(c)(i), the following acquisitions will not constitute a Change of Control: (1) any acquisition of Voting Stock directly from the Company that is approved by a majority of the Incumbent Directors, (2) any acquisition of Voting Stock by the Company or any Subsidiary, (3) any acquisition of Voting Stock by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, and (4) any acquisition of Voting Stock by any Person pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 12(c)(iii) below;

(B)

if any Person is or becomes the Beneficial Owner of 30% or more of combined Voting Power of the then-outstanding Voting Stock as a result of a transaction described in clause (1) of Section 12(c)(i)(A) above and such Person thereafter becomes the Beneficial Owner of any additional shares of Voting Stock representing 1% or more of the then-outstanding Voting Stock, other than in an acquisition directly from the Company that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally, such subsequent acquisition will be treated as a Change of Control;

(C)

a Change of Control will not be deemed to have occurred if a Person is or becomes the Beneficial Owner of 30% or more of the Voting Stock as a result of a reduction in the number of shares of Voting Stock outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the Beneficial Owner of any additional shares of Voting Stock representing 1% or more of the then-outstanding Voting Stock, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; and

(D)

if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired Beneficial Ownership of 30% or more of the Voting Stock inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Incumbent Directors a sufficient number of shares so that such Person beneficially owns less than 30% of the Voting Stock, then no Change of Control will have occurred as a result of such Person’s acquisition; or

(ii)	a majority of the Board ceases to be comprised of Incumbent Directors; or

(iii)

the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other similar transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (A) the Voting Stock outstanding immediately prior to such Business Transaction continues to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity or any parent thereof), more than 50% of the combined Voting Power of the then outstanding shares of voting stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 30% or more of the combined Voting Power of the then outstanding shares of voting stock of the entity resulting from such Business Transaction, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or

(iv)	the consummation of the liquidation or dissolution of the Company, except pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 12(c)(iii) of this Plan.

(v)

For purposes of this Section 12(c), the terms (A) “Incumbent Directors” means, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new Director (other than a Director initially elected or nominated as a Director as a result of an actual or threatened election contest with respect to Directors or any other actual or threatened solicitation of proxies by or on behalf of such Director, including any Director nominated or elected to the Board pursuant to any proxy access procedures included in the Company’s organizational documents) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved and (B) “Voting Stock” means the voting securities of the Company which have the right to vote on the election of members of the Board.

13.

Clawback Provisions. Any Award Agreement (or any part thereof) may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain or earnings related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation and Management Development Committee of the Board or the Board in accordance with (i) any Company clawback or recoupment policy, including the Executive Clawback Policy, the Key Employee Clawback Policy, and any other policies that are adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise, or (ii) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and the recovery of amounts relating thereto. By accepting awards under this Plan, the Participants consent to be bound by the terms of the Executive Clawback Policy or the Key Employee Clawback Policy, if applicable, and agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company in its efforts to recover or recoup any award, any gains or earnings related to any award, or any other amount paid under this Plan or otherwise subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company policy. Such cooperation and assistance will include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Participants of any such amounts, including from the Participants’ accounts or from any other compensation, to the extent permissible under Section 409A of the Code.

14.

Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) (to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Shareholders.

15.	Transferability.

(a)

Limitations on Transfer and Exercise. Except as otherwise determined by the Committee, and subject to compliance with Section 17(b) of this Plan and Section 409A of the Code, no awards or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no case will the Committee permit any transfer to a third-party financial institution. Where transfer is permitted, references to “Participant” will be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b)

Further Limitations. The Committee may specify in the Award Agreement that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.

16.

Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of shares of Common Stock, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold shares of Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax and other laws, the Committee may require the Participant to satisfy the obligation, in whole or in part, by having withheld, from the shares of Common Stock delivered or required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld or by delivering to the Company other shares of Common Stock held by such Participant. The shares of Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Common Stock on the date the benefit is to be included in the Participant’s income. In no event will the fair market value of the shares of Common Stock to be withheld and delivered pursuant to this Section 16 exceed the minimum amount required to be withheld, unless (a) an additional amount can be withheld and not result in adverse accounting consequences, and (b) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of Option Rights. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes required to be withheld under applicable income, employment, tax or other laws in connection with any payment made or benefit realized by a Participant under this Plan, and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes.

17.	Compliance with Section 409A of the Code.

(a)

To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)

Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.

(c)

If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service.

(d)

Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change of Control (including any installments or stream of payments that are accelerated on account of a Change of Control), a Change of Control will occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5) (a “409A Change in Control”), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change of Control for any purpose in respect of such award.

(e)

Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18.	Amendments.

(a)

Amendment and Termination of the Plan. The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, except as permitted under Section 11 of this Plan, (i) would materially increase the number of securities which may be issued under this Plan, (ii) would materially modify the requirements for participation in this Plan, or (iii) must otherwise be approved by the Shareholders in order to comply with applicable law or the rules of the

New York Stock Exchange, or, if the shares of Common Stock are not traded on the New York Stock Exchange, the principal national securities exchange upon which the shares of Common Stock are traded or quoted, all as determined by the Board; then, such amendment will be subject to Shareholder approval and will not be effective unless and until such approval has been obtained. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

(b)

No Repricing without Shareholder Approval. Except in connection with a corporate transaction or event described in Section 11 or Section 22, of this Plan, or in connection with a Change of Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Shareholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan or the substitutions permitted by Section 22 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Shareholders.

(c)

Vesting. If permitted by Section 409A of the Code, but subject to Section 18(d) of this Plan, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change of Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units that have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds shares of Common Stock subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d)

Amendments to Awards. Subject to Section 18(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent.

19.	Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Ohio.

20.

Effective Date/Term of the Plan. This Plan will be effective as of the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

21.	Miscellaneous Provisions.

(a)

Fractional Shares. The Company will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b)

No Employment Rights. This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c)

Incentive Stock Option Qualification. Except with respect to Section 21(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d)

Leaves of Absence. Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(e)

Rights as a Shareholder. No Participant will have any rights as a Shareholder with respect to any shares of Common Stock subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares of Common Stock upon the stock records of the Company.

(f)

Surrender/Deferral of Cash Compensation. The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(g)

Deferral of Awards. Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of shares of Common Stock under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.

(h)

Compliance with Applicable Legal Requirements. No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

Notwithstanding anything in this Plan or an Award Agreement to the contrary, nothing in this Plan or in an Award Agreement prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

(i)

Headings. Headings and captions are given to sections and subsections of this Plan solely for convenience of reference. Such headings shall not be deemed in any way relevant to the construction or interpretation of this Plan or any provision thereof.

(j)

No Trust or Fund Created. Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an award granted under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary.

(k)

Severability. If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect.

22.	Stock-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:

(a)

Substitute Awards. Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for shares of Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)

Shares Assumed by the Plan. In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c)

No Impact of Plan Share Pool. Any shares of Common Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will not reduce the shares of Common Stock available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no shares of Common Stock subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) or 22(b) of this Plan will be added to the aggregate limit contained in Section 3(a) of this Plan.